CONFIRMATION OF GUARANTY AGREEMENT
THIS CONFIRMATION OF GUARANTY AGREEMENT (this “Confirmation”) is entered into as of January 6, 2021 on a joint and several basis by each of the undersigned (which parties are hereinafter referred to individually as a “Guarantor” and collectively as the “Guarantors”) in favor of the holders of the Notes (as defined below) from time to time (the “Holders”). Capitalized terms used herein and not otherwise defined shall have the meanings given in the Note Agreement, as defined below.
WHEREAS, each of the Guarantors is an affiliate of Centerspace, LP (formerly known as IRET Properties, A North Dakota Limited Partnership, the “Company”);
WHEREAS, the Company, PGIM, Inc. (“Prudential”), the Guarantors and the Purchasers (as defined in the Note Purchase and Private Shelf Agreement) are parties to that certain Note Purchase and Private Shelf Agreement, dated as of September 13, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Agreement”).
WHEREAS, each Guarantor is party to a Guaranty Agreement, dated as of September 13, 2019 or dated as of September 30, 2019, as applicable (collectively, the “Guaranty Agreement”), under which each Guarantor has guaranteed the Company’s obligations under the Note Agreement and the Notes.
WHEREAS, pursuant to that certain Request for Purchase dated as of December 29, 2020 and that certain Confirmation of Acceptance dated as of December 29, 2020, the Company will issue and certain Prudential Affiliates (the “Series C Purchasers”) will purchase the Company’s 2.70% Senior Series C Notes Due June 6, 2030 (the “Series C Notes”).
WHEREAS, each Guarantor will benefit from the proceeds of the issuance of the Series C Notes.
WHEREAS, the Holders have required as a condition to the effectiveness of the Series C Purchasers’ obligations to purchase the Series C Notes that each of the Guarantors execute and deliver this Confirmation, and that each Guarantor reaffirm that the Guaranty Agreement guarantees the liabilities and obligations of the Company under the Series C Notes.
Now, Therefore, in order to induce, and in consideration of, the purchase of the Series C Notes by the Series C Purchasers, each Guarantor hereby, jointly and severally, covenants and agrees with, and represents and warrants to, each of the Series C Purchasers and each Holder from time to time of the Notes as follows:
1.    Confirmation of Guaranty Agreement. Each Guarantor hereby ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under the Guaranty Agreement, and confirms and agrees that each reference in the Guaranty Agreement to the Guaranteed Obligations includes the obligations of the Company under the Series C Notes. Each Guarantor acknowledges that the Guaranty Agreement remains in full force and effect and

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is hereby ratified and confirmed. Without limiting the generality of the foregoing, each Guarantor hereby acknowledges and confirms that it intends that the Guaranty Agreement will continue to secure, to the fullest extent provided thereby, the payment and performance of all Guaranteed Obligations, including, without limitation, the payment and performance of the obligations of the Company under the Series C Notes. Each Guarantor confirms and agrees that, with respect to the Guaranty Agreement, each and every covenant, condition, obligation, representation (except those representations which relate only to a specific date, which are confirmed as of such date only), warranty and provision set forth therein is, and shall continue to be, in full force and effect and are hereby confirmed and ratified in all respects.
2.    Successors and Assigns. All covenants and other agreements contained in this Confirmation by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent Holder of a Note) whether so expressed or not.
3.    No Waiver. The execution of this Confirmation shall not operate as a novation, waiver of any right, power or remedy of Prudential or any Holder, nor constitute a waiver of any provision of the Note Agreement or any Note.
4.    Governing Law. This Confirmation shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.
5.    Severability. Any provision of this Confirmation that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
6.    Counterparts. This Confirmation may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
7.    Section Headings. The section headings herein are for convenience of reference only, and shall not affect in any way the interpretation of any of the provisions hereof.
8.    Authorization. Each Guarantor is duly authorized to execute and deliver this Confirmation and is and will continue to be duly authorized to perform its obligations under the Guaranty Agreement.
9.    No Defenses. Each Guarantor hereby represents and warrants to, and covenants that, as of the date hereof, (a) such Guarantor has no defenses, offsets or counterclaims of any kind or nature whatsoever against Prudential or any Holder with respect to the Guaranteed Obligations (as defined in the Guaranty Agreement) or any action previously taken or not taken

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by Prudential or any Holder with respect thereto, and (b) that Prudential and each Holder has fully performed all obligations to such Guarantor which it may have had or has on and as of the date hereof.

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IN WITNESS WHEREOF, this Confirmation of Guaranty Agreement has been duly executed and delivered as of the date first above written.
GUARANTORS:

CENTERSPACE, INC.

By: /s/ John A. Kirchmann
Name: John A. Kirchmann
Title: Executive Vice President and Chief Financial
Officer

INVESTORS REAL ESTATE TRUST

By: /s/ John A. Kirchmann
Name: John A. Kirchmann
Title: Executive Vice President and Chief Financial
Officer

IRET – GRAND GATEWAY APARTMENTS, LLC
IRET – HOMESTEAD GARDENS II, LLC
IRET – RIVER RIDGE APARTMENTS, LLC
IRET – VALLEY PARK MANOR, LLC

By: /s/ John A. Kirchmann
Name: John A. Kirchmann
Title: Vice President and Treasurer

[Signature Page to Confirmation of Guaranty Agreement]